Exhibit 99.01

News Release

 General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400-

FOR IMMEDIATE RELEASE:	May 3, 2010

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Salvatore J. Zizza
Chief Executive Officer
Phone: (630) 954-0400 Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Reports Second Quarter Results

General Employment Enterprises, Inc. (NYSE Amex: JOB) reported consolidated net revenues for the quarter ended March 31, 2010 of $2,028,000, which were down 18% compared with consolidated net revenues of $2,472,000 reported for the same period last year.  It was the second quarter of the Company’s 2010 fiscal year.  Contract service revenues for the quarter of $1,456,000 increased 4% from the same period last year. Placement service revenues of $572,000 decreased 47% from last year.

The Company had a net loss of $700,000 or $.05 per share, in the second quarter of this year, compared with a net loss of $1,088,000, or $.21 per share, in the second quarter last year.  For purposes of calculating the per-share amounts, the number of average common shares outstanding was 13,380,000 in the current quarter, compared with 5,165,000 in the prior-year quarter.

Commenting on the Company's performance, Salvatore J. Zizza, CEO said, “General economic conditions continued to place pressures on the Company.  Our net revenues were comparable to our preceding quarter.  In addition, I am happy to report that our core operating expenses were held in check (during the quarter), keeping in line with our 2009 restructuring.

Mr. Zizza continued, “Recently, U.S. employment trends have indicated signs of improvement on which General Employment is positioned to capitalize.  If these trends continue, we believe that we can incrementally add to our revenues and contain our costs, which in turn will provide for further improvements to our margin.”

Six Months Results

For the six months ended March 31, 2010, the Company had a net loss of $1,289,000, or $.10 per share, compared with a net loss of $1,864,000, or $.36 per share, for the same period last year. Consolidated net revenues for the six-month period were $4,000,000, down 25% compared with $5,359,000 last year.

Business Information

General Employment provides professional staffing services, and specializes in information technology, accounting and engineering placements.

The Company's business is highly dependent on national employment trends in general and on the demand for professional staff in particular. Because long-term contracts are not a significant part of the Company's business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company's business activities, including the activities of contract employees and events affecting its contract employees on client premises, and the ability of the Company to attract and retain qualified corporate and branch management.

Forward-Looking Statements

The statements made in this press release which are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in our annual report on Form 10-K for the fiscal year ended September 30, 2009, and in our other filings with the SEC. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

GENERAL EMPLOYMENT ENTERPRISES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Per Share)

	Three Months		Six Months
	Ended March 31		Ended March 31
	2010	2009	2010	2009

Net revenues:
Contract services	$1,456	$1,398	$2,858	$2,943
Placement services	572	1,074	1,142	2,416

Net revenues	2,028	2,472	4,000	5,359
Cost of contract services	1,059	1,017	2,055	2,053
Selling, general and administrative expenses(1)	1,660	2,530	3,207	5,086

Loss from operations	(691)	(1,075)	(1,262)	(1,780)
Other expense	(9)	(13)	(27)	(84)

Net loss(2)	$(700)	$(1,088)	$(1,289)	$(1,864)

Average number of shares - basic and diluted	13,380	5,165	13,380	5,165

Net loss per share - basic and diluted	$(.05)	$(.21)	$(.10)	$(.36)

(1) Selling, general and administrative expenses for the six months ended March 31, 2010 include $196,000 in legal fees, primarily for the proposed purchase of GT Systems, Inc.

(2) There were no credits for income taxes as a result of the pretax losses during the periods, because there was not sufficient assurance that the future tax benefits would be realized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
(In Thousands)

	March 31	September 30
	2010	2009
Assets:
Cash and cash equivalents	$1,433	$2,810
Other current assets	1,147	1,287

Total current assets	2,580	4,097
Property and equipment, net	470	570

Total assets	$3,050	$4,667

Liabilities and shareholders' equity:
Current liabilities	$1,179	$1,488
Long-term obligations	504	575
Shareholders' equity	1,367	2,604

Total liabilities and shareholders' equity	$3,050	$4,667